Etsy, Inc. Reports Third Quarter 2024 Results
Etsy’s Board of Directors Approves a new $1B Stock Repurchase Program
Brooklyn, NY - October 30, 2024 - Etsy, Inc. (NASDAQ: ETSY), which operates two-sided online marketplaces that connect millions of passionate and creative buyers and sellers around the world, today announced results for its third quarter ended September 30, 2024.
“Our third quarter consolidated results came in roughly as anticipated, with some incremental pressure on Etsy marketplace year-over-year GMS, healthy growth in revenue, and continued strength in our adjusted EBITDA profitability,” said Josh Silverman, Etsy, Inc. Chief Executive Officer. ”We made excellent progress improving Etsy marketplace customer experiences - from Gifting, to Quality, a new loyalty program, investing in our app, and more - all of which we believe will drive engagement and frequency over time. While 2024 has been a challenging period for discretionary goods, we are investing with discipline and focus to make Etsy even more Etsy - which we believe will lift our boat when the tide comes back in again.”
Third quarter 2024 performance highlights include:
•Consolidated GMS was $2.9 billion, down 4.1% year-over-year and down 4.4% on a currency-neutral basis. Consolidated GMS performance includes a small headwind from the divestiture of Elo7.
•Etsy marketplace GMS was $2.5 billion, down 6.0% year-over-year and down 6.3% on a currency-neutral basis.
◦We’ve continued to see year-over-year gifting GMS1 trends outpace sitewide performance and represent a higher share of overall GMS than the same period last year.
◦Active buyers decreased 0.4% year-over-year to 91.2 million.
◦We reactivated 6.4 million buyers, up 5.6% from the prior year period, and acquired 5.3 million new buyers. Our retention of active buyers remains above pre-pandemic levels on a trailing twelve month basis, as does our quarterly new buyer additions.
◦GMS per active buyer on a trailing twelve month basis for the Etsy marketplace declined 3.4% year-over-year to $123 in the third quarter.
◦Our number of habitual buyers was 6.8 million, down 4.8% year-over-year.
◦U.S. domestic GMS represented 51% of overall GMS and GMS ex-U.S. domestic was 49% of overall GMS.
•Consolidated revenue was $662.4 million, up 4.1% versus the third quarter of 2023, with a take rate (i.e., consolidated revenue divided by consolidated GMS) of 22.7%. Our positive revenue growth was driven by growth in both Marketplace and Services revenue, with payments revenue driving Marketplace revenue performance, and Etsy Ads the primary driver of Services revenue growth.
•Consolidated net income was $57.4 million, down $30.5 million year-over-year. Consolidated net income margin (i.e., net income divided by revenue) was approximately 8.7% and diluted net income per share was $0.45.
•Consolidated non-GAAP Adjusted EBITDA was $183.6 million, with consolidated non-GAAP Adjusted EBITDA margin (i.e., consolidated non-GAAP Adjusted EBITDA divided by consolidated revenue) of approximately 27.7%.
•Etsy ended the third quarter with $1.2 billion in cash and cash equivalents and short- and long-term investments. Under Etsy’s stock repurchase program, during the third quarter of 2024 Etsy repurchased an aggregate of approximately $156 million, or 2.7 million shares, of its common stock. These shares were purchased pursuant to a 10b5-1 plan.

“We continue to balance long-term growth investments with delivering strong and sustainable profitability,” said Rachel Glaser, Chief Financial Officer. “Third quarter adjusted EBITDA margin was about 28%, ahead of our guidance, with excellent revenue flow through - benefiting primarily from healthy growth in both our Marketplace and Services segments, and continued cost efficiencies. We continue to drive leverage in product development, offset somewhat by increased marketing spend in the quarter as Etsy expanded investments in paid social and newer performance marketing channels, and Depop leaned in to both performance and brand marketing aligned with its growth opportunity.”

Earlier today, Etsy’s Board of Directors approved a new stock repurchase program authorizing the repurchase of up to an additional $1 billion of our common stock.
1Etsy Gifting GMS: Estimate based upon word ‘gift’ in the listing title, shipped with a gift message, or other signal the item was purchased as a gift.

Third Quarter 2024 Financial Summary
(in thousands, except percentages; unaudited)

The financial results of Elo7 have been included in our consolidated financial results (“Consolidated”) until August 10, 2023 (date of sale). The unaudited GAAP and non-GAAP financial measures and key operating metrics we use are:

	Three Months Ended September 30,		% (Decline) Growth Y/Y		Nine Months Ended September 30,		% (Decline) Growth Y/Y
	2024	2023			2024	2023
GMS (1)	$2,915,256	$3,039,930	(4.1)%		$8,851,010	$9,153,792	(3.3)%
Revenue	$662,410	$636,302	4.1%		$1,956,170	$1,906,055	2.6%
Marketplace revenue	$476,075	$460,922	3.3%		$1,413,434	$1,381,395	2.3%
Services revenue	$186,335	$175,380	6.2%		$542,736	$524,660	3.4%
Gross profit	$476,770	$447,475	6.5%		$1,399,307	$1,333,137	5.0%
Operating expenses	$389,953	$358,919	8.6%		$1,174,231	$1,168,754	0.5%
Net income	$57,366	$87,850	(34.7)%		$173,375	$224,302	(22.7)%
Net income margin	8.7%	13.8%	(510)	bps	8.9%	11.8%	(290)	bps
Adjusted EBITDA (Non-GAAP)	$183,587	$182,219	0.8%		$530,897	$518,797	2.3%
Adjusted EBITDA margin (Non-GAAP)	27.7%	28.6%	(90)	bps	27.1%	27.2%	(10)	bps

Active sellers (2)	8,522	8,802	(3.2)%		8,522	8,802	(3.2)%
Active buyers (2)	96,707	97,343	(0.7)%		96,707	97,343	(0.7)%
Percent GMS ex-U.S. domestic (1)	46%	45%	100	bps	45%	45%	—	bps
(1)Consolidated GMS for the three and nine months ended September 30, 2024 includes Etsy marketplace GMS of $2.5 billion and $7.6 billion, respectively. Percent GMS ex-U.S. domestic for the Etsy marketplace for the three and nine months ended September 30, 2024 was 49% and 48%, respectively.
(2)Consolidated active sellers and active buyers includes Etsy marketplace active sellers and active buyers of 6.2 million and 91.2 million, respectively, as of September 30, 2024. Consolidated active sellers and active buyers as of September 30, 2023 includes Elo7 marketplace active sellers and buyers of approximately 52 thousand and 1.5 million as Elo7 was included in our consolidated financial results until August 10, 2023 (the date of sale).

Third Quarter 2024 Operating Highlights

Our “Right to Win” is centered on key elements that we believe make the Etsy marketplace a better place to shop and sell and, which, in turn, will bring more buyers, lead to increased frequency and size of purchases, and build trust in the Etsy marketplace. In 2024, we are focused on building buyer consideration by making it easier to ‘find the best stuff’ on Etsy, driving association that Etsy sellers offer great value, and making shopping on Etsy more reliable and dependable. The below highlights some of our key initiatives:
Product Highlights:
In order to drive buyer Consideration, we are making progress in our efforts to position Etsy as an indispensable partner for Gifting, with broad based investments positively impacting our performance. We:
•Strengthened the relevance and tripled the number of Gift Ideas available to buyers within Gift Mode since launch. There are now approximately 5,000 suggestions to help inspire buyers and put them on the path to finding the perfect present.
•Increased buyer adoption of existing Gifting features: 1.3 million incremental visits from people who received Gift Teasers and came directly to Etsy, and approximately 1.1 million Gift Lists have been created.
•Launched physical Etsy gift cards at major U.S. pharmacies and retailers, creating new opportunities to increase consideration. Additionally, starting today, U.S. customers can purchase and ship physical gift cards directly from Etsy.com.
•U.S. buyer survey data we are tracking for Gifting indicates Etsy’s unprompted association with Gifting hit a record high during the third quarter.

To help buyers ‘find the best stuff on Etsy,’ we invested in the following Quality initiatives:
•Worked to enhance the precision of the application of our new "Creativity Standards" and associated listing descriptors, which show buyers whether items are made, designed, handpicked, or sourced by Etsy sellers.
•Based upon experimentation during the quarter, our efforts to more deeply incorporate listing quality attributes into search appear to be leading to an increase in the number of 4 and 5 star buyer reviews, and a decrease in the rate at which buyers requested refunds – both of which indicate shoppers are becoming happier with their experiences on Etsy.

•Launched the Etsy Search Visibility Page with actionable insights to help sellers improve their positions in search, including insights on listing image quality and quantity, return policies, message response times, and shipping charges for certain listings. So far, we have seen more sellers acting on these insights than we anticipated. For example, providing sellers with information on buyer expectations has contributed to lower shipping charges on approximately 2.5 million items.
•Expanded the diversity of merchandise we are showing buyers, with a goal to reduce the cognitive load experienced when search results deliver too many similar items. Our latest efforts resulted in a 67% reduction in the number of searches with at least four identical listing images on the first page. We are now expanding our capabilities to incorporate items with similar listing images, not just those that feature ‘exact matches.’
Aligned with our efforts to make shopping on Etsy more reliable and dependable, we began testing new ways for buyers to access support more easily through prominent support links in user profiles and conversational AI within the Help Center.
We deepened investments in the buy on Etsy app as part of efforts to make the app our marquee shopping experience. We introduced bolder prompts on mobile web, with a focus on driving buyers to download the app.
Due to significant strides made in optimizing how we bid on behalf of our sellers, which resulted in better balancing of seller ad value across seller segments, Etsy Ads revenue performance accelerated on a year-over-year and sequential basis. We also incorporated more features and multimodal embeddings into our ranking models (capturing listing image representations), which led to an improvement in ads conversion rates.
Marketing Highlights:
We invited highly targeted groups of occasional U.S. buyers to join our new Etsy Insider Loyalty program. Etsy Insider is buyer-fee based, offering free U.S. domestic shipping on millions of items, item discounts, first access merchandise and other benefits. The program, which currently offers seasonal and annual options, has been launched in beta form, and we will be testing and iterating to determine its impact on frequency and loyalty over time.
We ran full funnel marketing campaigns in the United States and United Kingdom, which featured real Etsy sellers and highlighted our unique positioning. Our buyer research shows that the campaign’s top themes of ‘supporting small,’ ‘originally made,’ and ‘handcrafted’ resonated with buyers.
We continued to scale mid-funnel paid social channels to diversify our channel portfolio mix. In line with our Quality efforts, we leveraged machine learning models to adjust offsite marketing feeds, making more room for the very best of Etsy by suppressing or removing listings with patterns of poor service quality.
•Reverb continues to lean into affordable used and like-new gear for budget-minded musicians:
◦Following the launch of the Reverb Outlet in late June, Outlet & Exclusive music gear continues to outperform other inventory categories, seeing double-digit percentage year-over-year growth during a challenging time for the musical instrument industry.
◦In August, Reverb and Fender, one of the world’s leading guitar manufacturers, launched Fender’s first Certified Pre-Owned program. Used gear U.S. sales on Reverb continue to outpace new music gear sales, and, this program offers musicians professionally inspected pre-owned gear with warranties and easy returns.
◦Reverb made it easier for sellers to access data on competitive pricing and insights about engagement with their listings, which led to a significant increase in listings sold, as well as price drops and listings published.
•Depop evolved its U.S. fee structure, mirroring changes made earlier in the year in the U.K., which resulted in accelerated momentum for the business in the quarter:
◦In July, Depop removed selling fees for U.S. users and introduced a small buyer marketplace fee. We believe this change has made Depop more attractive to sellers, driving a 26 percentage point acceleration in U.S. listings since launch, and offering buyers a wider selection of secondhand fashion.
◦Depop ran its largest-ever U.S. marketing campaign, aimed at sharing the refreshed brand message and no selling fees proposition with more than 70 million people.
•Depop also invested in making the listing experience easier through improving the effectiveness of its price guidance, pre-populating key listing attributes using image recognition and generative AI technology, and streamlining the “Repop” process which allows buyers to easily relist items they have previously purchased on Depop.

Consolidated Q4 24 Financial Guidance

	Q4 24 Guidance	FY 24 Implied Guidance
GMS	We currently anticipate that consolidated Q4 24 GMS will decline in the low to mid single digit percentage range on a year-over-year basis.	Based upon Q4 24 guidance, for the full year our consolidated GMS will have declined roughly in the low single digit percentage range compared to FY 23.
Take Rate	22.3%	~22%
Adjusted EBITDA Margin	28-29%	27.4-27.7%
Please note that our guidance assumes currency exchange rates remain unchanged at current levels.
With respect to our expectations under “Consolidated Q4 24 Financial Guidance” and outlook for the remainder of 2024 above, reconciliation of Adjusted EBITDA margin guidance to the closest corresponding GAAP measure is not available without unreasonable efforts on a forward-looking basis due to the high variability, complexity, and low visibility with respect to the charges excluded from Adjusted EBITDA; in particular, stock-based compensation expense, foreign exchange loss (gain), interest and other non-operating income, net, provision (benefit) for income taxes, acquisition, divestiture, and corporate structure-related expenses, and other non-recurring expenses.

Webcast and Conference Call Information
Etsy will host a video webcast conference call to discuss these results at 5:00 p.m. Eastern Time today, which will be live-streamed via our Investor Relations website (investors.etsy.com) under the Events section. A copy of the earnings call presentation will also be posted to our website.
A replay of the video webcast will be available through the same link following the conference call starting at 8:00 p.m. Eastern Time this evening, for at least three months thereafter.
About Etsy
Etsy, Inc. operates two-sided online marketplaces that connect millions of passionate and creative buyers and sellers around the world. These marketplaces share a mission to “Keep Commerce Human,” and we’re committed to using the power of business and technology to strengthen communities and empower people. Our primary marketplace, Etsy.com, is the global destination for unique and creative goods. Buyers come to Etsy to be inspired and delighted by items that are crafted and curated by creative entrepreneurs. For sellers, we offer a range of tools and services that address key business needs.
Etsy, Inc.’s “House of Brands” portfolio also includes fashion resale marketplace Depop, and Reverb, the largest online marketplace dedicated to music gear. Each Etsy, Inc. marketplace operates independently, while benefiting from shared expertise in product, marketing, technology, and customer support.
Etsy was founded in 2005 and is headquartered in Brooklyn, New York.
Etsy has used, and intends to continue using, its Investor Relations website and the Etsy News Blog (etsy.com/news) to disclose material non-public information and to comply with its disclosure obligations under Regulation FD. Accordingly, you should monitor our investor relations website and the Etsy News Blog in addition to following our press releases, SEC filings, and public conference calls and webcasts.
Investor Relations Contact:
Deb Wasser, Vice President, Investor Relations and ESG Engagement
Sarah Marx, Director, Investor Relations
ir@etsy.com
Media Relations Contact:
Kelly Clausen, Vice President, Communications & Community
press@etsy.com

Cautionary Statement Regarding Forward-Looking Statements
This press release contains or references forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include statements relating to our financial guidance for the fourth quarter of 2024 and outlook for the full year of 2024 and underlying assumptions; our ability to improve customer engagement and frequency; our ability to invest in strategic growth while delivering on profitability; and the impact of our “Right to Win” strategy and our product development and marketing efforts. Forward-looking statements include all statements that are not historical facts. In some cases, forward-looking statements can be identified by terms such as “aim,” “anticipate,” “believe,” “could,” “enable,” “estimate,” “expect,” “goal,” “intend,” “may,” “outlook,” “plan,” “potential,” “target,” “will,” or similar expressions and derivative forms and/or the negatives of those words.
Forward-looking statements involve substantial risks and uncertainties that may cause actual results to differ materially from those that we expect. These risks and uncertainties include: (1) the level of demand for our services or products sold in our marketplaces; (2) the importance to our success of the trustworthiness of our marketplaces and our ability to attract and retain active and engaged communities of buyers and sellers; (3) the fluctuation of our quarterly operating results; (4) our failure to meet our publicly announced guidance or other expectations; (5) any real or perceived inaccuracies in our operational metrics; (6) if we or our third-party providers are unable to protect against technology vulnerabilities, service interruptions, security breaches, or other cyber-related events; (7) our dependence on continued and unimpeded access to third-party services, platforms, and infrastructure; (8) macroeconomic events that are outside of our control; (9) operational and compliance risks related to our payments systems; (10) our ability to recruit and retain employees; (11) our ability to compete effectively; (12) enforcement of our marketplace policies; (13) our ability to enhance our current offerings and develop new offerings to respond to the changing needs of sellers and buyers; (14) risks related to our environmental, social, and governance activities and disclosures; (15) our efforts to expand our operations outside of the United States; (16) acquisitions that may prove unsuccessful or divert management attention; (17) failure to deal effectively with fraud; (18) compliance with evolving regulations, including in the area of privacy and data protection; and (19) litigation and regulatory matters, including intellectual property claims. These and other risks and uncertainties are more fully described in our filings with the Securities and Exchange Commission, including in the section entitled “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, and subsequent reports that we file with the Securities and Exchange Commission. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties, and assumptions, we cannot guarantee future results, levels of activity, performance, achievements, or events and circumstances reflected in the forward-looking statements will occur.
Forward-looking statements represent our beliefs and assumptions only as of the date of this press release. We disclaim any obligation to update forward-looking statements.

Etsy, Inc.
Condensed Consolidated Balance Sheets
(in thousands; unaudited)

	As of September 30, 2024	As of December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$818,939	$914,323
Short-term investments	226,022	236,118
Accounts receivable, net	8,644	24,734
Prepaid and other current assets	94,514	129,884
Funds receivable and seller accounts	172,562	265,387
Total current assets	1,320,681	1,570,446
Property and equipment, net	242,889	249,794
Goodwill	138,622	138,377
Intangible assets, net	443,943	457,140
Deferred tax assets	144,408	137,776
Long-term investments	107,046	86,676
Other assets	44,617	45,191
Total assets	$2,442,206	$2,685,400
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$19,589	$29,920
Accrued expenses	298,995	353,553
Finance lease obligations—current	6,081	6,079
Funds payable and amounts due to sellers	172,562	265,387
Deferred revenue	17,097	14,635
Other current liabilities	38,636	41,207
Total current liabilities	552,960	710,781
Finance lease obligations—net of current portion	95,044	99,620
Deferred tax liabilities	7,101	13,192
Long-term debt, net	2,287,016	2,283,817
Other liabilities	124,385	121,705
Total liabilities	3,066,506	3,229,115
Total stockholders’ deficit	(624,300)	(543,715)
Total liabilities and stockholders’ deficit	$2,442,206	$2,685,400

Etsy, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts; unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenue	$662,410	$636,302	$1,956,170	$1,906,055
Cost of revenue	185,640	188,827	556,863	572,918
Gross profit	476,770	447,475	1,399,307	1,333,137
Operating expenses:
Marketing	196,526	160,936	571,400	498,120
Product development	107,251	113,932	331,590	351,844
General and administrative	86,176	84,051	271,241	250,699
Asset impairment charges	—	—	—	68,091
Total operating expenses	389,953	358,919	1,174,231	1,168,754
Income from operations	86,817	88,556	225,076	164,383
Other (expense) income, net	(13,007)	8,411	7,366	19,269
Income before income taxes	73,810	96,967	232,442	183,652
(Provision) benefit for income taxes	(16,444)	(9,117)	(59,067)	40,650
Net income	$57,366	$87,850	$173,375	$224,302
Net income per share attributable to common stockholders:
Basic	$0.50	$0.72	$1.49	$1.82
Diluted	$0.45	$0.64	$1.34	$1.62
Weighted-average common shares outstanding:
Basic	114,181	121,808	116,372	123,341
Diluted	130,748	138,891	133,116	141,046

Etsy, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands; unaudited)

	Nine Months Ended September 30,
	2024	2023
Cash flows from operating activities
Net income	$173,375	$224,302
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation expense	214,692	216,082
Depreciation and amortization expense	81,672	68,290
Provision for expected credit losses	10,141	14,390
Deferred benefit for income taxes	(13,727)	(45,255)
Loss on sale of business	—	2,630
Asset impairment charges	—	68,091
Other non-cash income, net	(2,066)	(3,786)
Changes in operating assets and liabilities (net of impact of sale of business)	(26,577)	(134,336)
Net cash provided by operating activities	437,510	410,408
Cash flows from investing activities
Purchases of property and equipment	(10,174)	(7,752)
Development of internal-use software	(22,860)	(19,594)
Purchases of investments	(266,935)	(288,226)
Sales and maturities of investments	263,210	261,589
Net cash used in investing activities	(36,759)	(53,983)
Cash flows from financing activities
Payment of tax obligations on vested equity awards	(42,136)	(58,008)
Repurchase of stock	(464,314)	(483,987)
Proceeds from exercise of stock options	3,830	8,448
Payment of debt issuance costs	—	(2,215)
Settlement of convertible senior notes	—	(90)
Payments on finance lease obligations	(4,591)	(4,723)
Other financing, net	2,418	(259)
Net cash used in financing activities	(504,793)	(540,834)
Effect of exchange rate changes on cash	8,658	(252)
Net decrease in cash, cash equivalents, and restricted cash	(95,384)	(184,661)
Cash, cash equivalents, and restricted cash at beginning of period	914,323	926,619
Cash and cash equivalents at end of period	$818,939	$741,958

Currency-Neutral GMS Growth
We calculate currency-neutral GMS growth by translating current period GMS for goods sold that were listed in non-U.S. dollar currencies into U.S. dollars using prior year foreign currency exchange rates.
As reported and currency-neutral GMS decline for the periods presented below are as follows:

	Quarter-to-Date Period Ended			Year-to-Date Period Ended
	As Reported	Currency-Neutral	FX Impact	As Reported	Currency-Neutral	FX Impact
September 30, 2024	(4.1)%	(4.4)%	0.3%	(3.3)%	(3.5)%	0.2%
September 30, 2023	1.2%	(0.1)%	1.3%	(1.4)%	(1.1)%	(0.3)%

Non-GAAP Financial Measures

Reconciliation of Net Income to Adjusted EBITDA and the Calculation of Adjusted EBITDA Margin
(in thousands, except percentages; unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net income	$57,366	$87,850	$173,375	$224,302
Excluding:
Interest and other non-operating income, net	(3,808)	(5,430)	(13,065)	(17,053)
Provision (benefit) for income taxes	16,444	9,117	59,067	(40,650)
Depreciation and amortization	27,739	22,172	81,672	68,290
Stock-based compensation expense (1)	69,292	70,118	214,692	216,082
Foreign exchange loss (gain)	16,815	(5,611)	5,699	(4,846)
Acquisition, divestiture, and corporate structure-related expenses	(697)	1,373	1,435	1,951
Asset impairment charges	—	—	—	68,091
Loss on sale of business	—	2,630	—	2,630
Restructuring and other exit costs	1,556	—	1,898	—
Retroactive non-income tax expense (2)	(1,120)	—	6,124	—
Adjusted EBITDA	$183,587	$182,219	$530,897	$518,797
Divided by:
Revenue	$662,410	$636,302	$1,956,170	$1,906,055
Adjusted EBITDA margin	27.7%	28.6%	27.1%	27.2%
(1)Stock-based compensation expense included in the Condensed Consolidated Statements of Operations for the periods presented below is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Cost of revenue	$8,013	$8,105	$24,504	$23,522
Marketing	5,690	5,763	18,009	17,132
Product development	36,048	37,842	108,553	112,771
General and administrative	19,541	18,408	63,626	62,657
Stock-based compensation expense	$69,292	$70,118	$214,692	$216,082
(2)Retroactive non-income tax expense related to the digital services tax legislation in Canada, which was enacted on June 28, 2024 retroactive to January 1, 2022.